Exhibit 16.1

INTCHAINS GROUP LIMITED

STATEMENT OF POLICIES

GOVERNING MATERIAL NON-PUBLIC INFORMATION AND

THE PREVENTION OF INSIDER TRADING

I.	PURPOSE

This Statement of Policies Governing Material Non-Public Information and the Prevention of Insider Trading (this “Statement”) applies to all directors, officers and employees of Intchains Group Limited and its subsidiaries and affiliated entities (collectively, the “Company”).

This Statement consists of three sections: Section II provides an overview; Section III sets forth the Company’s policies prohibiting insider trading; and Section IV explains insider trading.

II.	SUMMARY

Preventing insider trading is necessary to comply with United States or non-United States securities laws and to preserve the reputation and integrity of the Company, as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells any securities while in possession of inside information relating to the securities. As explained in Section III below, “securities” includes the shares of the Company and of our partners and other companies as well, and “inside information” is information which is considered to be both “material” and “non-public.”

The Company considers strict compliance with the policies set forth in this Statement (collectively, the “Policy”) to be a matter of utmost importance. Violation of the Policy could cause extreme reputational damage and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of the Policy will be grounds for immediate dismissal from the Company. Violation of the Policy might expose the violator to severe criminal penalties, as well as civil liability to any person harmed by the violation. The monetary damages flowing from a violation could be multiple times the profit realized by the violator, not to mention the attorney’s fees of the persons harmed.

This Statement applies to all directors, officers and employees of the Company, whether they work for the Company on a full-time, part-time, or temporary basis and extends to all of such persons’ activities within and outside their duties at the Company. Every director, officer and employee of the Company must review this Statement, and when requested by the Company, must certify that he or she has done so, either electronically, or by executing and returning to the Chief Financial Officer of the Company (the “CFO”) the Certificate of Compliance attached hereto. Should you have any questions regarding this Statement, please contact the CFO, Mr. Chaowei Yan.

III.	POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options or other share-based awards granted by the Company and the exercise of options or vesting of other share-based awards, if applicable, that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below. The Policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold ordinary shares or American Depositary Shares (“ADSs”) subject to an option or other award to satisfy tax withholding requirements.

A. No Trading – No director, officer or employee of the Company may purchase or sell any ADSs, ordinary shares or other securities of the Company or any other securities to which inside information relates or enter into a binding security trading plan in compliance with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (a “Trading Plan”) while in possession of material non-public information relating to the Company or its ADSs, ordinary shares or Company or any other securities to which inside information relates (the “Material Information”).

In the event that the Material Information possessed by you relates to the ADSs or other securities of the Company or any other securities to which such Material Information relates, the above policy will require waiting for at least forty-eight (48) hours after public disclosure of the Material Information by the Company, which forty-eight (48) hours shall include in all events at least one full Trading Day on the stock exchange where the Company’s ADSs representing its ordinary shares are listed and traded (the “Stock Exchange”) following such public disclosure. The term “Trading Day” is defined as a day on which the Stock Exchange is open for trading. Except for public holidays in the United States, the Stock Exchange’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no director, officer or employee of the Company may purchase or sell any securities of the Company or enter into a Trading Plan, without the prior clearance by the CFO, during any period designated as a “limited trading period” by the Company, regardless of whether such director, officer, employee or consultant possesses any Material Information.

Furthermore, all transactions in the securities of the Company (including without limitation, acquisitions and dispositions of the ADSs, the sale of ordinary shares issued upon exercise of options or vesting of other share-based awards and the execution of a Trading Plan, but excluding the acceptance of options or other share-based awards granted by the Company and the exercise of options or vesting of other share-based awards that does not involve the sale of securities) by directors, officers and key employees designated by the Company from time to time must be pre-approved by the CFO or by another person as designated by the Chief Executive Officer of the Company.

Please see Section IV below for an explanation of the Material Information.

B. Trading Window – Assuming none of the “no trading” restrictions set forth in Section III-A above applies, no director, officer, or key employee of the Company as designated by the Company from time to time may purchase or sell any securities of the Company or enter into a Trading Plan other than during a Trading Window.

A “Trading Window” is the period in any fiscal quarter or half year (depending on the Company’s reporting practices) of the Company commencing at the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the prior quarter or half year, as applicable, and ending on the last day of the quarter or half year during which such public disclosure is made, as applicable (e.g. assuming the Company’s public disclosure of its unaudited financial results for the quarter ended March 31 is announced on May 15, the Trading Window for such quarter will start on May 17 and end on June 30).

If the Company’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before the Stock Exchange closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Please note that trading in any securities of the Company during the Trading Window is not a “safe harbor,” and all directors, officers and employees of the Company should strictly comply with the Policy.

When in doubt, do not trade and do not disclose the information to others! Check with the CFO first.

Notwithstanding the foregoing, sale of securities of the Company pursuant to an existing Trading Plan which was entered into in accordance with the Policy and in compliance with applicable law is not subject to the restrictions on trading in Sections II-A and II-B above.

C. No Tipping – No director, officer or employee of the Company may directly or indirectly disclose any non-public Material Information to anyone outside the Company (so-called “tipping”).

D. Confidentiality – No director, officer or employee of the Company may communicate any non-public Material Information to anyone outside the Company under any circumstances unless approved by the CFO in advance, or to anyone within the Company other than on a need-to-know basis.

E. No Comment – No director, officer or employee of the Company may discuss any non-public internal matters or developments of the Company with anyone outside the Company, except as required for the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, research analysts or others, or any requests for comments or interviews, you are required to decline comment and direct the inquiry or request to the CFO, who is responsible for coordinating and overseeing the release of Company information to the investing public, analysts and others in compliance with applicable laws and regulations.

F. Corrective Action – If you become aware that any potential Material Information has been or may have been inadvertently disclosed, you must notify the CFO immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

IV.	EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the U.S. federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that “insider trading” includes the following:

•	trading by insiders while in possession of material non-public information;

•

trading by persons other than insiders while in possession of material non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was acquired inappropriately; and

•	communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of material non-public information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” securities do not include the acceptance of options or other share-based awards granted by the Company or the exercise of options or vesting of other share-based awards that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the Policy.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information concerning:

•	dividends;

•	corporate earnings or earnings forecasts;

•	changes in financial condition or asset value;

•	status of and new developments related to product or product candidate development or regulatory approvals;

•	negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;

•	notice of issuance or denial of patents, the acquisition of other material intellectual property rights or notice of a material adverse change in intellectual property or patents owned by Company;

•	regulatory developments;

•	significant new contracts or the loss of a significant contract;

•	significant new products or services;

•	significant marketing plans or changes in such plans;

•	capital investment plans or changes in such plans;

•	material litigation, administrative action or governmental investigations or inquiries about the Company or any of its officers or directors;

•	significant borrowings or financings;

•	defaults on borrowings;

•	new equity or debt offerings;

•	significant personnel changes;

•	changes in accounting methods and write-offs; and

•	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade, and do not disclose such information to others.

What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, PR Newswire or United Press International. Circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately forty-eight (48) hours following publication as a reasonable waiting period before such information is deemed to be public.

Who is an Insider?

“Insiders” include directors, officers and employees of a company and anyone else who has material non-public information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material non-public information relating to a company’s securities. All directors, officers and employees of the Company are considered insiders with respect to material non-public information about business, activities and securities of the Company. The directors, officers and employees of the Company may not trade the Company’s securities or any other securities to which such material non-public information relates while in possession of material non-public information relating to the Company or such other company as the material non-public information relates or tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by affiliates, including family members, of a director’s, officer’s or employee can be the responsibility of such director, officer or employee under certain circumstances and could give rise to legal and Company-imposed sanctions.

Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material non-public information to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information which has been unlawfully used.

Tippees inherit an insider’s duties and are liable for trading on material non-public information tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the material non-public information along to others who trade on such information. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in the unlawful conduct and their employers. The United States Securities and Exchange Commission and the United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

•	administrative sanctions;

•	sanctions by self-regulatory organizations in the securities industry;

•	civil injunctions;

•	damage awards to private plaintiffs;

•	disgorgement of profits gained by the violator;

•	civil fines for the violator of up to three times the amount of profit gained or loss avoided by the violator;

•

civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;

•	criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and

•	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the U.S. federal securities laws. Other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), and equivalent non-U.S. laws also may be violated upon the occurrence of insider trading.

Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to material and non-public information relating to other companies, including the Company’s customers, vendors, suppliers and other business partners (“Business Partners”), particularly when that information is obtained in the course of employment with, or other services performed by, or on behalf of, the Company. Civil and criminal penalties, and discipline, including termination of employment for cause, may result from trading on inside information regarding the Company’s Business Partners. Each individual should treat material nonpublic information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

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CERTIFICATION OF COMPLIANCE

TO:	Chief Financial Officer

RE:	STATEMENT OF POLICIES OF INTCHAINS GROUP LIMITED GOVERNING MATERIAL NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING

I have received, reviewed, and understand the policies set forth in the above-referenced Statement of Policies (such policies, as amended from time to time, the “Policy”) and hereby undertake, as a condition to my present and continued employment at or association with Intchains Group Limited or any of its subsidiaries or affiliated entities, to comply fully with the Policy.

I hereby certify that I have adhered to the Policy during the time period that I have been employed by or associated with Intchains Group Limited or any of its subsidiaries or affiliated entities.

I hereby undertake to adhere to the Policy in the future.

Signature:
Name:
ID Card Number:
Title:
Date: